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                                             Financial Statement 2B

            NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                  Statement of Consolidated Income
                  Twelve Months Ended June 30, 1997
                             (Unaudited)
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                                                            (In Thousands)
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Operating revenue                                        $2,429,139
                                                                ----------
Operating expenses:
    Fuel for generation                                     373,324
    Purchased electric energy                               530,530
    Other operation                                         524,489
    Maintenance                                             131,403
    Depreciation and amortization                           240,618
    Taxes, other than income taxes                          145,063
    Income taxes                                            138,137
                                                                ----------
                                                         Total operating expenses              2,083,564
                                                                ----------
                                                         Operating income                        345,575

Other income:
    Equity in income of generating companies                  9,978
    Other income (expense), net                            (12,435)
                                                                ----------
                                                         Operating and other income              343,118
                                                                ----------

Interest:
    Interest on long-term debt                              109,638
    Other interest                                           16,562
    Allowance for borrowed funds used during construction          (2,328)
                                                                ----------
                                                         Total interest                          123,872
                                                                ----------

Income after interest                                       219,246

Preferred dividends and net gain on reacquisition
  of preferred stock                                          5,964
Minority interests                                            6,791
                                                                ----------

                                                         Net income                           $  206,491
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Average common shares                                    64,949,413

Net income per average common share                           $3.18
Dividends declared per share                                  $2.36


             Statement of Consolidated Retained Earnings


Retained earnings at beginning of period                  $ 850,939
Net income                                                  206,491
Dividends declared on common shares                        (153,055)
Premium on redemption of preferred stock                        450
                                                                ---------
Retained earnings at end of period                        $ 904,825
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